Attachment 77B
                        INDEPENDENT ACCOUNTANTS' REPORT


The Board of Directors and Shareholder
Freedom Funds Management Company, Inc.

         We have examined management's assertion, included in its representation letter dated November 2, 2001, that Freedom Funds Management Company, Inc. (the Company) "maintained effective internal controls, including the appropriate segregation of responsibilities and duties, over the transfer agent and registrar functions, as of September 30, 2001 and that no material inadequacies as defined by Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934 existed at such date." The following management investment company registered under the Investment Company Act of 1940 is served by the transfer agent operations covered by our review: Colorado BondShares - A Tax-Exempt Fund.

         Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included a study and evaluation of internal controls over the transfer agent and registrar functions, using the objectives set forth in Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934. Those objectives are to provide reasonable, but not absolute, assurance that securities and funds are safeguarded against loss from unauthorized use or disposition and that transfer agent activities are performed promptly and accurately. We believe that our examination provides a reasonable basis for our opinion.

         Because of inherent limitations in internal controls, errors may occur and may not be detected. Also, projection of any evaluation of internal controls to future periods is subject to the risk that they may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

         In our opinion, management's assertion that, as of September 30, 2001, the Company maintained effective internal controls, including the appropriate segregation of responsibilities and duties over the transfer agent and registrar functions, and that no material inadequacies existed as defined by Rule 17Ad-13(a)(3) of the Securities Act of 1934, is fairly stated, in all material respects, based on the criteria established by Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934.

         This report is intended solely for the information and use of the Board of Trustees and management of the Company and the Securities and Exchange Commission and should not be used for any other purpose.


                                     /s/ Fortner, Baynes, Levkulich & Co., P.C.


Denver, Colorado
November 2, 2001